Exhibit 99.1
NEWS RELEASE

Media contact:	Amy Richardson, Director of Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Director of Shareholder Services, (218) 739-8481 or (800) 664-1259
Dateline:	Fergus Falls, Minnesota
For release:	February 6, 2006	Financial Media
Otter Tail Corporation Surpasses $1 Billion in Revenues and Reports Record Earnings for 2005; Board Approves Dividend Increase
Otter Tail Corporation (NASDAQ: OTTR) announced financial results for the year ended December 31, 2005, with the following highlights:
•	Consolidated net income from continuing operations increased to $52.9 million for 2005 compared with $40.6 million in 2004.

•	Total consolidated net income increased to $62.6 million for 2005 compared with $42.2 million for 2004.

•	Total diluted earnings per share increased to a record $2.11 for 2005 compared with $1.58 for 2004.

•	Total diluted earnings per share in 2005 include a net gain of $0.34 per share from the sale of three businesses.

•	Diluted earnings per share from continuing operations increased to $1.78 for 2005 compared with $1.52 for 2004.

•	Consolidated revenues grew 22% to $1.05 billion in 2005 compared with $857 million in 2004.
2006 announcements include the following:
•	On February 6, 2006 the Board of Directors declared a quarterly common stock dividend, increasing the dividend to $0.2875 per share from $0.28 per share paid in the fourth quarter of 2005. This increase puts the corporation’s current dividend yield at 3.8%.

•	The corporation anticipates its 2006 diluted earnings per share from continuing operations to be in the range of $1.60 to $1.80.
“Our financial results in 2005 were exceptional. Revenues surpassed $1 billion for the first time in our history and we achieved a record level of earnings,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “The strong performance reflects earnings growth in both our electric and nonelectric operations. Our electric business adapted well to redesigned wholesale energy markets introduced in 2005, and our nonelectric operations were led by record results at our plastics companies. Additionally, the sale of Midwest Information Systems provided a significant positive one-time impact on 2005 results. Looking ahead, we expect 2006 to be a solid year for our continuing operations.”
Erickson said dividend payments will again increase in 2006 and at a higher rate. “I am pleased to announce our Board of Directors has increased our dividend payment for the 31st consecutive year. The increase brings the annual indicated dividend rate to $1.15 per share, a $0.03 increase over the 2005 rate.” The $0.03 increase is reflective of the corporation’s successful financial results, inclusive of the net gain on the sale of businesses in 2005.
Segment Performance Summary
Electric
Net income in the electric segment increased in 2005 to $37.3 million compared with $31.5 million in 2004. Electric revenue increased 17.5% to $313.0 million in 2005 from $266.4 million in 2004, reflecting a $24.6 million increase in retail electric revenue, a $19.2 million increase in wholesale energy and mark-to-market revenues and a $2.8 million increase in other electric revenue. The increase in retail revenue includes $16.0 million in increased cost-of-energy adjustment revenues and $8.6 million in increased revenue from a 3.2% increase in retail kilowatt-hour (kwh) sales. Kwh sales to commercial customers increased 3.7% related to an improving regional economy. Residential kwh sales increased 3.9% primarily due to an 86% increase in cooling degree-days in the summer of 2005 compared with the summer of 2004. Revenues from wholesale energy sales from company-owned generation increased $6.8 million. This increase is due to a 58.9% increase in the average price per kwh sold in 2005 compared with 2004, offset by a 13.2% reduction in kwh sales. This increase in the average price per kwh is reflective of a general increase in energy prices in 2005. Net revenues from the purchase and sale of electric energy contracts and financial transmission rights in 2005 increased $12.4 million, including a $1.2 million increase in mark-to-market gains on forward energy contracts, as compared with 2004 net revenues from energy trading activities. The $2.8 million increase in other electric revenues is related mostly to transmission line permitting work completed by Otter Tail Power Company for the Midwest Independent Transmission System Operator (MISO).
In December 2005, the Minnesota Public Utilities Commission (MPUC) issued a decision to disallow recovery of certain MISO-related costs through the fuel clause adjustment in Minnesota retail rates. A $1.9 million reduction in revenue and a refund payable was recorded in December 2005 for amounts collected from Minnesota retail customers under interim guidance provided by the MPUC after the inception of MISO electric markets in April 2005. A final decision on the status of this refund payable has been deferred pending a rehearing by the MPUC.

Electric operating expenses increased $36.9 million, which includes increases of $22.6 million in fuel and purchased power expenses and $14.2 million in electric operating and maintenance expenses. Fuel costs increased $3.9 million, reflecting a 15.5% increase in the cost of fuel per kwh generated, partially offset by a 7.0% reduction in generation. Purchased power costs to serve retail customers increased $18.7 million as a result of a 28.5% increase in kwh purchases combined with a 14.1% increase in the cost per kwh purchased. The decrease in kwh generation is mainly due to the seven-week maintenance shutdown of Big Stone Plant in the second quarter of 2005. Kwh purchases increased to make up for the shortfall caused by the Big Stone Plant shutdown and to provide for increased demand. The increase in electric operation and maintenance expenses in 2005 reflects a rise in labor and benefit costs, and additional expenses related to external contract work, required repairs due to damage from three major storms and Big Stone Plant maintenance updates.
Plastics
The plastics segment revenues and net income were $158.5 million and $13.9 million, respectively, in 2005 compared with $115.4 million and $5.7 million in 2004. The increase in revenue and net income reflect the effect of rising resin prices and increased customer demand for PVC pipe. Demand accelerated to record levels late in the third quarter of 2005 as substantial resin price increases were announced and concerns developed over the adequacy of resin supply following the 2005 Gulf Coast hurricanes. A majority of U.S. resin production plants are located in this region.
Manufacturing
The manufacturing segment’s revenues and net income were $244.3 million and $7.6 million, respectively, in 2005 compared with $201.6 million and $7.6 million in 2004. DMI Industries, Inc., the corporation’s manufacturer of wind towers and structural steel products, recorded a $23.8 million increase in revenue due to increased production and sales activity. This is in part related to the production tax credits for wind-generated electricity being in place for 2005 as well as improvements in productivity and capacity utilization. DMI’s net income increased $2.0 million as a result of the above-mentioned items. At T.O. Plastics, Inc., the corporation’s manufacturer of thermoformed plastics and horticultural products, revenues increased $3.8 million and net income increased $0.7 million as a result of productivity improvements and higher prices that provided for recovery of increased raw material costs. At the corporation’s manufacturer of waterfront equipment, ShoreMaster, Inc., revenues increased $4.9 million due to the acquisitions of Shoreline Industries and Southeast Floating Docks, offset in part by a decline in revenues in its residential and commercial divisions. Net income decreased $1.0 million between 2005 and 2004, mainly as a result of increases in material costs which were not passed on to customers, higher administrative wages and benefit costs, and increases in interest costs and depreciation expense. At BTD Manufacturing, Inc., the corporation’s metal fabrication business, revenues increased $10.2 million while net income decreased $1.8 million mainly as a result of material and production cost increases. The increase in BTD revenues mainly reflects recovery of a portion of higher raw material and production costs plus additional sales related to the 2005 acquisition of Performance Tool & Die, Inc.
Health Services
The health services segment’s revenues and net income were $124.0 million and $4.0 million, respectively, in 2005 compared with $114.3 million and $3.0 million in 2004. Scanning and other related service revenues increased $13.9 million while revenues from equipment sales and service decreased $4.2 million between the periods. The revenue per scan and the number of scans completed increased 9.6% and 5.9%, respectively. The imaging business added to its fleet of medical imaging equipment in 2005. Improved operating efficiencies in the imaging business and service cost reductions initiated in 2004 along with growing scan counts have contributed to improved results in the health services segment.
Food Ingredient Processing
Results in 2005 for the corporation’s food ingredient processing segment, established with the acquisition of Idaho Pacific Holdings, Inc. (IPH) in August 2004, include operating revenues of $38.5 million and net income of $0.33 million compared with operating revenues of $14.0 million and net income of $0.35 million from 19 weeks of operation in 2004. Consistent with trends in the industry, net income was less than expected as a result of lower sales volume and prices, high energy costs, increasing raw material costs and the increasing value of the Canadian dollar relative to the U.S. dollar. Net income in the fourth quarter was also negatively impacted by a $0.7 million increase in income tax expense in 2005 related to an adjustment to deferred income taxes payable at IPH’s Canadian subsidiary, Agrawest, as a result of the government of Prince Edward Island rescinding a previously granted tax credit of 8.5% of taxable income.
Other Business Operations
Other business operations had a net loss of $10.3 million in 2005 compared with a net loss of $7.4 million in 2004. This $2.9 million loss increase includes a $1.0 million goodwill impairment write-off at the corporation’s energy services subsidiary as a result of a reassessment of its future cash flows in light of rising natural gas prices and greater market volatility in future prices for natural gas. Increases in the corporation’s employee health insurance costs and other employee benefit costs and increases in insurance costs at the corporation’s captive insurance company contributed $1.9 million to the increase in net losses in this segment.

Discontinued Operations
Discontinued operations includes the operating results of Midwest Information Systems, Inc. (MIS), a telecommunications company located in Parkers Prairie, Minnesota, St. George Steel Fabrication, Inc. (SGS), a structural steel fabricator located in St. George, Utah, and Chassis Liner Corporation of Alexandria, Minnesota, a manufacturer of auto and truck frame-straightening equipment and accessories. The sales of MIS and SGS were completed in the second quarter of 2005. The sale of Chassis Liner was completed in the fourth quarter of 2005. The corporation recorded a net-of-tax gain on the combined sales of $10.0 million ($0.34 per diluted share) in 2005. The sale of MIS produced an after-tax gain of $11.9 million. This gain was offset in part by a combined loss on the sales of SGS and Chassis Liner of $1.9 million. The net loss from operations for all three companies was $0.3 million in 2005 compared with net income of $1.6 million in 2004.
Fourth Quarter Results
Diluted earnings per share from continuing operations for the fourth quarter of 2005 were $0.42 compared with $0.51 for the fourth quarter of 2004. Total diluted earnings per share for the fourth quarter of 2005 were also $0.42 compared with $0.55 for the same period in 2004. Revenues for the fourth quarter of 2005 were $285.2 million compared with $239.6 million for the same period a year ago. Operating income for the fourth quarter of 2005 was $23.3 million compared with $24.1 million for the fourth quarter of 2004. All segments except plastics showed decreases in net income in the fourth quarter of 2005 compared with the fourth quarter of 2004.
Dividend Increase for 2006
On February 6, 2006 Otter Tail Corporation’s Board of Directors increased the quarterly dividend on the corporation’s common stock to $0.2875 per share, up from $0.28 per share paid in the fourth quarter of 2005. This dividend is payable March 10, 2006 to shareholders of record on February 15, 2006. The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable March 1, 2006 to shareholders of record on February 15, 2006.
2006 Expectations
Otter Tail Corporation anticipates 2006 diluted earnings per share from continuing operations to be in a range from $1.60 to $1.80. Contributing to the earnings guidance for 2006 are the following items:
•	The corporation expects solid performance in the electric segment in 2006 although net income is anticipated to be lower than 2005 levels. This is primarily because margins on wholesale electric sales are expected to be tighter as the MISO market becomes more efficient, anticipated increases in transmission service and wage and benefit costs, and uncertainty related to the recoverability of certain MISO-related costs through the fuel clause adjustments in Minnesota and North Dakota retail rates. The corporation expects earnings for the electric segment in 2006 to return to more historical levels.

•	The corporation expects the plastics segment performance to return to more historical levels in 2006 following the 2005 record year.

•	The improving economy, continued enhancements in productivity and capacity utilization, expanded markets, expansion of production capacity with the opening of a new wind tower production facility in Fort Erie, Ontario, Canada, and continued availability of the Production Tax Credits are expected to result in increased net income in the corporation’s manufacturing segment in 2006.

•	The health services segment is expected to have moderate growth in net income in 2006.

•	The corporation expects its food ingredient processing business (IPH) to generate net income in the range of $2 million to $4 million for the year ending December 31, 2006.

•	The other business operations segment is expected to show improved results over 2005 due to an improving economy and an increase in its backlog of construction contracts. An increase in wind energy projects activity is expected to have a positive impact on the corporation’s electrical contracting business.

•	The corporation anticipates investing approximately $57 million in capital expenditures during 2006 in addition to funding future acquisitions.

•	The corporation’s outlook reflects the impact of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment in 2006, which is anticipated to lower diluted earnings per share results by $0.015 in 2006. This standard requires that all share-based compensation awards be measured at fair value at the date of grant and expensed over their vesting or service periods. SFAS 123(R) is effective for the corporation beginning in January 2006.
Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including the 2006 outlook, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:
•	The corporation is subject to government regulations and actions that may have a negative impact on its business and results of operations.

•	Weather conditions can adversely affect the corporation’s operations and revenues.

•	Electric wholesale margins could be reduced as the MISO market becomes more efficient.

•	Electric wholesale trading margins could be reduced or eliminated by losses due to trading activities.

•	The decision to disallow recovery of certain MISO-related costs through the fuel clause adjustment in Minnesota could be upheld or deferred by the Minnesota Public Utilities Commission upon rehearing, resulting in a negative impact on the corporation’s cash flows and net income.

•	Federal and state environmental regulation could cause the corporation to incur substantial capital expenditures which could result in increased operating costs.

•	The corporation’s plans to grow and diversify through acquisitions may not be successful and could result in poor financial performance.

•	Competition is a factor in all of the corporation’s businesses.

•	Economic uncertainty could have a negative impact on the corporation’s future revenues and earnings.

•	Volatile financial markets could restrict the corporation’s ability to access capital and could increase borrowing costs and pension plan expenses.

•	The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of raw materials for processing. Should the supply of these raw materials be affected by poor growing conditions, this could negatively impact the results of operations for this segment. This segment could also be impacted by foreign currency changes between Canadian and United States currency and prices of natural gas.

•	The corporation’s plastics segment is highly dependent on a limited number of vendors for PVC resin. The loss of a key vendor or an interruption or delay in the supply of PVC resin could result in reduced sales or increased costs for this business.

•	The corporation’s health services businesses may not be able to retain or comply with the dealership arrangement and other agreements with Philips Medical.
For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.
About The Corporation
Otter Tail Corporation has interests in diversified operations that include an electric utility, plastics, manufacturing, health services, food ingredient processing and other businesses. Otter Tail Corporation stock trades on NASDAQ under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.
See Otter Tail Corporation’s results of operations for the three months and years ended December 31, 2005 and 2004 in the attached financial statements.
Consolidated Statements of Income, Consolidated Balance Sheets — Assets, Consolidated Balance Sheets — Liabilities and Equity

Otter Tail Corporation
Consolidated Statements of Income
For the three and twelve months ended December 31, 2005 and 2004
In thousands, except share and per share amounts

	Quarter Ended December 31,		Year to date — December 31,
	2005	2004	2005	2004
Operating revenues by segment:
Electric	$79,582	$70,441	$312,985	$266,385
Plastics	44,927	28,780	158,548	115,426
Manufacturing	61,121	57,029	244,311	201,615
Health services	34,216	34,304	123,991	114,318
Food ingredient processing	11,204	9,220	38,501	14,023
Other business operations	55,059	40,652	171,939	148,328
Intersegment eliminations	(870)	(823)	(3,867)	(2,733)

Total operating revenues	285,239	239,603	1,046,408	857,362

Operating expenses:
Fuel and purchase power	29,807	23,012	114,755	92,154
Nonelectric cost of goods sold (excludes depreciation; included below)	155,775	131,361	566,647	464,009
Electric operating and maintenance expense	29,496	25,565	109,947	95,772
Nonelectric operating and maintenance expense	35,058	24,044	110,004	86,542
Goodwill impairment loss	—	—	1,003	—
Depreciation and amortization	11,800	11,553	46,458	43,471

Total operating expenses	261,936	215,535	948,814	781,948

Operating income (loss) by segment:
Electric	14,169	15,593	63,886	54,223
Plastics	9,788	2,826	23,853	10,285
Manufacturing	2,784	4,896	16,728	14,887
Health services	1,777	3,178	7,637	5,947
Food ingredient processing	(577)	277	1,639	650
Other business operations	(4,638)	(2,702)	(16,149)	(10,578)

Total operating income — continuing operations	23,303	24,068	97,594	75,414

Interest charges	4,494	4,837	18,558	18,128
Other income	304	(87)	1,786	793
Income taxes — continuing operations	6,355	5,247	27,967	17,447

Net income (loss) by segment — continuing operations:
Electric	8,468	10,222	37,301	31,535
Plastics	6,022	1,567	13,936	5,657
Manufacturing	1,211	2,598	7,589	7,563
Health services	925	1,741	4,007	2,951
Food ingredient processing	(904)	142	329	351
Other business operations	(2,964)	(2,373)	(10,307)	(7,425)

Total net income — continuing operations	12,758	13,897	52,855	40,632

Discontinued operations
Income (loss) from discontinued operations net of taxes of ($124); $653; ($221) and $1,040 for the respective periods	(152)	981	(308)	1,563
Net gain on disposition of discontinued operations — net of taxes of $45 and $5,831 for the three and twelve months ended December 31, 2005	67	—	10,004	—

Net income from discontinued operations	(85)	981	9,696	1,563

Total net income	12,673	14,878	62,551	42,195
Preferred stock dividend	183	184	735	736

Balance for common:	$12,490	$14,694	$61,816	$41,459

Average number of common shares outstanding—basic	29,360,609	26,662,711	29,222,621	26,089,361
Average number of common shares outstanding—diluted	29,555,101	26,779,759	29,347,710	26,206,567
Basic earnings per common share:
Continuing operations (net of preferred dividend requirement)	$0.43	$0.51	$1.79	$1.53
Discontinued operations	$—	$0.04	$0.33	$0.06

	$0.43	$0.55	$2.12	$1.59

Diluted earnings per common share:
Continuing operations (net of preferred dividend requirement)	$0.42	$0.51	$1.78	$1.52
Discontinued operations	$—	$0.04	$0.33	$0.06

	$0.42	$0.55	$2.11	$1.58

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands

	December 31,	December 31,
	2005	2004
Current assets
Cash and cash equivalents	$5,430	$—
Accounts receivable:
Trade—net	128,355	116,141
Other	11,790	9,872
Inventories	88,677	72,504
Deferred income taxes	6,871	4,852
Accrued utility revenues	22,892	15,344
Costs and estimated earnings in excess of billings	21,542	18,145
Other	17,301	7,800
Assets of discontinued operations	2,317	30,937

Total current assets	305,175	275,595

Investments and other assets	33,824	42,650
Goodwill—net	98,110	92,196
Other intangibles—net	21,160	19,600

Deferred debits:
Unamortized debt expense and reacquisition premiums	6,520	7,291
Regulatory assets and other deferred debits	19,616	16,692

Total deferred debits	26,136	23,983

Plant
Electric plant in service	910,766	890,200
Nonelectric operations	228,548	208,311

Total	1,139,314	1,098,511
Less accumulated depreciation and amortization	459,438	436,856

Plant—net of accumulated depreciation and amortization	679,876	661,655
Construction work in progress	17,215	18,469

Net plant	697,091	680,124

Total	$1,181,496	$1,134,148

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands

	December 31,	December 31,
	2005	2004
Current liabilities
Short-term debt	$16,000	$39,950
Current maturities of long-term debt	3,340	6,016
Accounts payable	106,570	84,433
Accrued salaries and wages	24,326	17,330
Accrued federal and state income taxes	8,776	3,700
Other accrued taxes	12,620	11,391
Other accrued liabilities	14,975	10,417
Liabilities of discontinued operations	372	8,585

Total current liabilities	186,979	181,822

Pensions benefit liability	23,216	16,703
Other postretirement benefits liability	26,982	25,053
Other noncurrent liabilities	18,683	11,874

Deferred credits
Deferred income taxes	113,737	121,301
Deferred investment tax credit	9,327	10,477
Regulatory liabilities	61,624	56,909
Other	1,500	1,662

Total deferred credits	186,188	190,349

Capitalization
Long-term debt, net of current maturities	258,260	261,805
Class B stock options of subsidiary	1,258	1,832

Cumulative preferred shares	15,500	15,500

Cumulative preference shares — authorized 1,000,000 shares without par value; outstanding — none	—	—

Common shares, par value $5 per share	147,006	144,885
Premium on common shares	96,768	87,865
Unearned compensation	(1,720)	(2,577)
Retained earnings	228,515	199,427
Accumulated other comprehensive loss	(6,139)	(390)

Total common equity	464,430	429,210

Total capitalization	739,448	708,347

Total	$1,181,496	$1,134,148